Consent of Independent Auditors



The Board of Directors
Delta Petroleum Corporation:


We consent to the incorporation by reference in the registration statement No. 33-87106 on Form S-8 of Delta Petroleum Corporation of our report dated September 21, 1999 relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders equity, and cash flows for the years then ended which report appears in the June 30, 1999 Annual Report on Form 10-KSB of Delta Petroleum Corporation.

                                                     s/KPMG LLP
                                                     KPMG LLP


Denver, Colorado
September 24, 1999